EXHIBIT 99.1

NEWS RELEASE For Immediate Release Contact: Alison Ziegler, Cameron Associates (212) 554-5469 alison@cameronassoc.com www.americanecology.com

AMERICAN ECOLOGY ANNOUNCES
THIRD QUARTER AND YEAR-TO-DATE 2009 OPERATING RESULTS

Boise, Idaho – October 27, 2009 – American Ecology Corporation (NASDAQ-GS: ECOL) (the “Company”) today reported operating results for the quarter and nine months ended September 30, 2009.  Operating income was $6.8 million for both the third quarter of 2009 and 2008.  Net income was $4.2 million, or $0.23 per diluted share, for the third quarter of 2009.  This was down slightly from net income of $4.3 million (also $0.23 per diluted share) in the third quarter in 2008, which included a positive adjustment to our closure and post-closure obligations of approximately $0.03 per diluted share.  All four of the Company’s disposal facilities were again profitable.

Revenue for the third quarter of 2009 was $37.5 million, down from $41.1 million in the same quarter last year.  This reflected both lower transportation related revenue and lower treatment and disposal revenue.  The Company disposed of 201,000 tons of waste in the third quarter of 2009, down 24% from 263,000 tons disposed in the third quarter of 2008.  Revenue from recurring “Base” business customers decreased 2% in the third quarter of 2009 over the same quarter last year.  “Event” clean-up business also declined 2% in the third quarter of 2009 over the same quarter last year on lower private and government clean-up project revenue partially offset by increased thermal treatment revenue.  Third quarter 2009 thermal treatment revenue in Texas and Nevada was $2.5 million, a $1.3 million increase over the same quarter in 2008.

Gross profit was $10.0 million in the third quarter of both 2009 and 2008.  Gross profit as a percent of total revenue was 27% in the third quarter of 2009, up from 24% in the third quarter last year.  This quarter over quarter improvement in gross margin reflects a large rail transportation and logistics project managed by the Company during the quarter and lower waste treatment reagent costs.  Last year’s disposal gross profit included a positive adjustment of $797,000 to our closure and post-closure obligations.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2009 were $3.2 million, flat with the prior year period.  SG&A for the third quarter of 2009 was 9% of total revenue, as compared to 8% of revenue in the same quarter last year.

Other income, primarily interest and royalty income, was $118,000 for the third quarter of 2009, down from $214,000 in the third quarter of 2008 due to lower interest rates on cash and short-term investments.

Our effective tax rate for the third quarter 2009 was 39.6% compared to 39.2% in the third quarter of 2008.  This increase is primarily due to lower pre-tax earnings in the current year, which increases the impact of non-tax-deductible expenses on our effective tax rate.

At September 30, 2009, we had $20.2 million of cash and short-term investments.  The Company continued to be debt free with $11.0 million of our $15.0 million line of credit available at quarter end.  The $4.0 million balance covers a standby letter of credit providing collateral for financial assurance for future closure and post-closure obligations.

“While adverse economic conditions and the timing of government spending continued to impact both our base and event clean-up businesses, our waste broker business delivered solid quarter over quarter revenue growth,” commented Steve Romano, Chairman and Chief Executive Officer.

Jim Baumgardner, President and Chief Operating Officer added, “Operating leverage was adversely impacted by a decline in disposal volumes in the quarter.  However, year over year gains from our thermal recycling service in Texas and a solid contribution from our Field Services group on a transportation and logistics project helped keep operating income relatively flat with the same quarter last year.”

Year-To-Date Results

Operating income for the nine months ended September 30, 2009 was $18.5 million, compared to $26.2 million in the first nine months of 2008.  Net income for the first nine months of 2009 was $11.3 million, or $0.62 per diluted share, down from $16.2 million, or $0.89 per diluted share, in the first nine months of 2008.

Revenue for the first nine months of 2009 was $108.9 million, down from $131.8 million in the same period in 2008.

Gross profit for the first nine months of 2009 was $28.6 million as compared with $37.0 million in the same period last year.  Gross profit as a percent of total revenue was 26% in the first nine months of 2009 as compared with 28% in the first nine months of 2008.  This decline reflects reduced operating leverage from a 31% drop in waste volumes disposed and the positive $797,000 adjustment to our closure post-closure obligations recognized in the first nine months of 2008.

SG&A expenses for the first nine months of 2009 were $10.2 million, or 9% of revenue, as compared to $10.9 million, or 8% of revenue, for the same period last year.

Other income was $326,000 for the first nine months of 2009 as compared with $543,000 in the first nine months of 2008.  This decrease was primarily due to lower interest income earned on cash and short-term investments.

Outlook

The Company is revising its previously issued guidance of $0.85 to $1.00 per diluted share and now expects 2009 earnings will range between $0.77 and $0.83 per diluted share.

“With intense price competition prevailing for thermal treatment services, completion of our primary Honeywell Jersey City clean-up project site, stimulus funding ramping slowly and potential delays on both industry and government clean-up opportunities, our ability to project fourth quarter and year end 2009 results has been challenging.” Romano commented.

Baumgardner concluded, “While our industry continues to face economic headwinds and clean-up project timing uncertainties that we expect to continue into 2010, our solid foundation of recurring base business, upgraded infrastructure at our operating facilities, new service offerings and a debt-free balance sheet position American Ecology to take advantage of long-term business drivers, future improvements in the economy and strategic acquisition opportunities.”

Dividend

On October 1, 2009 the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on October 16, 2009.  This $3.3 million dividend was paid on October 23, 2009 using cash on hand.

Conference Call

American Ecology will hold an investor conference call on Tuesday, October 27, 2009 at 11 a.m. Eastern Daylight Time (9:00 a.m. Mountain Daylight Time) to discuss these results, its current financial position and its business outlook. Questions will be invited after management’s presentation. Interested parties can join the conference call by dialing (866) 700-6293 or (617) 213-8835 and using the passcode 20083109. The conference call will also be broadcast live on our website at www.americanecology.com.  An audio replay will be available through November 3, 2009 by calling (888) 286-8010 or (617) 801-6888 and using the passcode 99785873. The replay will also be accessible on our website at www.americanecology.com.

About American Ecology Corporation
American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as refineries, chemical and other manufacturing and industrial facilities, utilities, medical and academic institutions and the nuclear power industry. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will achieve its 2009 earnings estimates, successfully execute its growth strategy, increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to American Ecology Corporation’s December 31, 2008 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer, compliance with and changes to applicable laws and regulations, market conditions and production rates for the thermal recycling service at our Texas facility, our ability to replace business from completed Honeywell Jersey City project work, access to cost effective transportation services, access to insurance and other financial assurances, loss of key personnel, lawsuits, adverse economic conditions including a tightened credit market, the timing or level of government funding or competitive conditions, incidents that could limit or suspend specific operations,  our ability to perform under required contracts, our willingness or ability to pay dividends and our ability to integrate any potential acquisitions.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of American Ecology Corporation.

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue	$37,529	$41,051	$108,871	$131,786
Transportation costs	16,694	20,477	46,131	61,786
Other direct operating costs	10,852	10,553	34,099	32,957

Gross profit	9,983	10,021	28,641	37,043

Selling, general and administrative expenses	3,206	3,209	10,175	10,860
Operating income	6,777	6,812	18,466	26,183

Other income (expense):
Interest income	18	138	103	312
Interest expense	(1)	(2)	(2)	(6)
Other	101	78	225	237
Total other income	118	214	326	543

Income before income taxes	6,895	7,026	18,792	26,726
Income tax expense	2,731	2,755	7,466	10,477
Net income	$4,164	$4,271	$11,326	$16,249

Earnings per share:
Basic	$0.23	$0.23	$0.62	$0.89
Diluted	$0.23	$0.23	$0.62	$0.89

Shares used in earnings per share calculation:
Basic	18,148	18,261	18,145	18,241
Diluted	18,170	18,330	18,173	18,301

Dividends paid per share	$0.18	$0.18	$0.54	$0.48

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2009	December 31, 2008
Assets

Current Assets:
Cash and cash equivalents	$18,757	$18,473
Short-term investments	1,407	-
Receivables, net	29,105	30,737
Prepaid expenses and other current assets	1,846	2,281
Income tax receivable	-	2,834
Deferred income taxes	1,141	684
Total current assets	52,256	55,009

Property and equipment, net	69,699	67,987
Restricted cash	4,800	4,716
Total assets	$126,755	$127,712

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$3,498	$5,400
Deferred revenue	2,052	4,657
Accrued liabilities	4,000	4,398
Accrued salaries and benefits	1,895	2,895
Income tax payable	539	-
Current portion of closure and post-closure obligations	2,051	490
Current portion of capital lease obligations	11	10
Total current liabilities	14,046	17,850

Long-term closure and post-closure obligations	12,864	13,972
Long-term capital lease obligations	12	21
Deferred income taxes	5,849	3,927
Total liabilities	32,771	35,770

Contingencies and commitments

Stockholders’ Equity
Common stock	183	183
Additional paid-in capital	61,322	60,803
Retained earnings	35,069	33,544
Treasury stock	(2,590)	(2,588)
Total stockholders’ equity	93,984	91,942
Total liabilities and stockholders’ equity	$126,755	$127,712

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months Ended September 30,
	2009	2008
Cash Flows From Operating Activities:
Net income	$11,326	$16,249
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	6,937	8,195
Deferred income taxes	1,465	1,068
Stock-based compensation expense	539	629
Net loss on sale of property and equipment	38	19
Accretion of interest income	-	(15)
Changes in assets and liabilities:
Receivables, net	1,632	(308)
Income tax receivable	2,834	627
Other assets	435	195
Accounts payable and accrued liabilities	(1,448)	(2,128)
Deferred revenue	(2,605)	404
Accrued salaries and benefits	(1,000)	(417)
Income tax payable	539	-
Closure and post-closure obligations	(423)	(1,546)
Other	(19)	-
Net cash provided by operating activities	20,250	22,972

Cash Flows From Investing Activities:
Purchases of property and equipment	(8,725)	(11,055)
Purchases of short-term investments	(1,409)	(992)
Restricted cash	(84)	8
Proceeds from sale of property and equipment	62	11
Maturities of short-term investments	-	3,216
Net cash used in investing activities	(10,156)	(8,812)

Cash Flows From Financing Activities:
Dividends paid	(9,801)	(8,760)
Stock repurchases	(2)	-
Other	(7)	(8)
Tax benefit of common stock options	-	215
Proceeds from stock option exercises	-	1,049
Net cash used in financing activities	(9,810)	(7,504)

Increase in cash and cash equivalents	284	6,656

Cash and cash equivalents at beginning of period	18,473	12,563
Cash and cash equivalents at end of period	$18,757	$19,219